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                                                                     Exhibit 2.1








                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           MAZEL STORES, INC., SELLER

                                       AND

                      MZ WHOLESALE ACQUISITION, LLC, BUYER



                          DATED AS OF FEBRUARY 11, 2002


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                                TABLE OF CONTENTS

RECITALS

ARTICLE I - PURCHASE AND SALE OF ASSETS

1.1      Acquired Assets
1.2      Excluded Assets
1.3      Assumption of Liabilities
1.4      Excluded Liabilities
1.5      Purchase Price
1.6      Allocation of Purchase Price
1.7      Taxes
1.8       Purchase Orders

ARTICLE II - THE CLOSING

2.1      Time and Places of Closing
2.2      Deliveries at the Closing

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Organization of Seller
3.2      Authorization of Transaction
3.3      Noncontravention
3.4      Broker's Fees
3.5      Title to Assets
3.6      Legal Compliance
3.7      Tax Matters
3.8      Spaces Leases
3.9      Equipment Leases
3.10     Executory Contracts
3.11     Intellectual Property and Licenses
3.12     Litigation
3.13     Employee Benefits
3.14     Environmental, Health and Safety Matters
3.15     Labor Matters
3.16     Ordinary Course of Business
3.17     Disclaimer of other Representations and Warranties

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Organization of Buyer
4.2      Authorization of Transaction
4.3      Noncontravention
4.4      Broker's Fees
4.5      Ability to Consummate Transaction
4.6      No Knowledge By Reuven D. Dessler and Jacob Koval

ARTICLE V - KNOWLEDGE OF REUVEN D. DESSLER AND JACOB KOVAL

ARTICLE VI - POST-CLOSING COVENANTS

6.1      Assumption and Covenant to Perform
6.2      Employee Matters


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6.3      Litigation Support
6.4      Consents
6.5      Use of "Mazel" Name
6.6      General
6.7      Covenant Not-to-Compete
6.8      Survival

ARTICLE VII - NON-SOLICITATION OF EMPLOYEES

7.1      Non-Solicitation by Seller
7.2      Non-Solicitation by Buyer

ARTICLE VIII - REMEDIES FOR BREACH OF THIS AGREEMENT

8.1      Survival of Representations and Warranties
8.2      Indemnification Provisions for Benefit of Buyer
8.3      Indemnification Provisions for Benefit of Seller
8.4      Application of the Threshold Deductible
8.5      Determination of Adverse Consequences
8.6      Matters Involving Third Parties
8.7      Exclusive Remedy

ARTICLE IX - OTHER AGREEMENTS

9.1      Other Agreements
9.2      Standstill Agreement
9.3      Trademark Joint Venture

ARTICLE X - MISCELLANEOUS

10.1     Press Releases and Public Announcements
10.2     No Third-Party Beneficiaries
10.3     Entire Agreement
10.4     Succession and Assignment
10.5     Counterparts
10.6     Headings
10.7     Notices
10.8     Governing Law
10.9     Arbitration
10.10    Amendments and Waivers
10.11    Severability
10.12    Expenses
10.13    Construction
10.14    Incorporation of Exhibits and Schedules
10.15    Bulk Transfer Laws

ARTICLE XI - DEFINITIONS

SCHEDULES AND EXHIBITS

SCHEDULES
---------
Schedule 1.1(i)     Acquired Equipment
Schedule 1.1(ii)    Acquired Inventory
Schedule 1.1(iii)   Acquired Accounts Receivable
Schedule 1.1(iv)(1) Space Leases
Schedule 1.1(iv)(2) Equipment Leases

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Schedule 1.1(iv)(3) Licenses
Schedule 1.1(iv)(4) Executory Contracts
Schedule 1.1(v)     Intellectual Property
Schedule 1.1(vii)   Acquired Prepaid Expenses
Schedule 1.1(viii)  Permits and Approvals
Schedule 1.1(ix)    Acquired Miscellaneous Assets
Schedule 1.1 (x)    Acquired Notes
Schedule 1.3(i)     Payables
Schedule 1.3(vii)   Litigation
Schedule 1.5(i)(1)  Estimated Closing Balance Sheet
Schedule 1.8        Letter of Credit backed Purchase Orders
Schedule 3.14       Exceptions to Environmental Representations
Schedule 3.15       Collective Bargaining Agreement
Schedule 6.2(ii)    List of Union and Non-Union Employees
Schedule 6.7        Processing Charges and Calculation Methodology
Schedule 9.3        Joint Venture Trademarks and Tradenames

EXHIBITS
--------
Exhibit 1.1         Bill of Sale, Assignment and Assumption
Exhibit 2.2.(i)(3)  Form of Lease Assignment and Assumption Agreement
Exhibit 2.2 (i)(4)  Put JV Operating Agreement
Exhibit 2.2(i)(5)   MZ TradeMark, LLC Operating Agreement
Exhibit 2.2(i)(6)   Form of Executory Contract Assignment and Assumption
                    Agreement
Exhibit 2.2(i)(7)   Assignment of Slaymaker to MZ TradeMark, LLC
Exhibit 2.2(i)(8)   Assignment of Trademarks to Buyer
Exhibit 2.2(i)(9)   Mazel Name License Agreement
Exhibit 2.2(i)(10)  Short Term Trademark Licence Agreements
Exhibit 2.2(iii)    Release between Seller and Reuven D. Dessler
Exhibit 2.2(iv)     Release between Seller and Jacob Koval
Exhibit 6.2(ii) Consent to Assignment and Assumption of Collective Bargaining Agreement
Exhibit 9.1(i)      Polaroid Assignment of License
Exhibit 9.1(ii)     Walmart Commissions and Polaroid Goods Supply Agreement
Exhibit 9.1(iii)    Interim Services Agreement
Exhibit 9.2         Standstill Agreement






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                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "AGREEMENT") is entered into as of February 11, 2002, effective as of 11 pm thereof, by and between MAZEL STORES, INC., an Ohio corporation ("SELLER"), and MZ WHOLESALE ACQUISITION, LLC, an Ohio limited liability company ("BUYER"). Seller and Buyer are referred to herein individually as a "PARTY" and together as the "PARTIES."

                                 R E C I T A L S
                                 - - - - - - - -

                      WHEREAS, Seller is engaged in the business of operating
(i) a major regional closeout retail business and (ii) a closeout wholesale business.

                      WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the assets described below pertaining to the wholesale business (the "DIVISION") in accordance with and subject to the terms and provisions of this Agreement and Buyer further agrees to assume all of the liabilities and obligations of Seller as described below relating to the Division, in accordance with and subject to the terms and provisions of this Agreement.

                      NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   DEFINITIONS

All capitalized words or phrases used herein shall have the meanings ascribed to such words or phrases in the definitions set forth in Article X hereof.

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

                  1.1 ACQUIRED ASSETS. On the Closing Date, Seller shall sell, transfer, convey, assign and deliver to Buyer, by execution and delivery to Buyer of (x) the Bill of Sale, Assignment and Assumption attached hereto as
EXHIBIT 1.1 (the "BILL OF SALE, ASSIGNMENT AND ASSUMPTION") and (y) the other instruments hereinafter described and attached, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Acquired Assets, subject to the terms and conditions hereof. "ACQUIRED ASSETS" shall mean:



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                      (i) the furniture, fixtures, equipment, machinery,
supplies, computers, tools, parts and other fixed assets of Seller used by Seller in the operation of the Division and located as of the date hereof at Seller's facilities at: 1) Solon, Ohio, 2) New York, New York, and 3) Chicago, Illinois, including any leasehold improvements at such facilities, to the extent owned by Seller (the "ACQUIRED EQUIPMENT");

                      (ii) such inventories of merchandise and goods used or held for use primarily in the conduct of the Division's business, all as and to the extent identified in a computer generated list previously delivered to the Buyer, the first and last pages of which computer generated list are identified on SCHEDULE 1.1(ii) hereto (the "ACQUIRED INVENTORY");

                      (iii) the notes and accounts receivable from customers acquired by Seller in connection with the conduct of the Division's business (together with all related agreements, collateral, guarantees, security interests and other liens, if any) and all rights of, or amounts owing to, Seller, all as and to the extent set forth on SCHEDULE 1.1(iii) hereto (the "ACQUIRED ACCOUNTS RECEIVABLE");

                      (iv) to the extent assignable, all rights and interests of Seller in and to the executory contracts, leases, licenses, agreements and arrangements identified on SCHEDULE 1.1(iv)(1) THROUGH (4) hereto (the "ACQUIRED CONTRACTS"). The Acquired Contracts consist of the following:

                           (1) all rights and interests of Seller under those
leasehold interests in the real estate as and to the extent set forth on
SCHEDULE 1.1(iv)(1) hereto under the heading "Space Leases" (collectively, the "SPACE LEASES");

                           (2) all rights and interests of Seller under those
equipment and personal property leases as and to the extent set forth on
SCHEDULE 1.1(iv)(2) hereto under the heading "Equipment Leases" (collectively, the "EQUIPMENT LEASES");

                           (3) all rights and interests of Seller under those
licenses (subject to the terms of any agreements between the Parties in connection therewith), as and to the extent set forth on SCHEDULE 1.1(iv)(3) hereto under the heading "Licenses" (collectively, the "LICENSES");

                           (4) all rights and interests of Seller under those
certain material executory contracts not terminable at will by Seller and that involve sums in excess of $10,000.00, as and to the extent set forth on SCHEDULE 1.1(iv)(4) hereto under the heading "Executory Contracts," and all Purchase Orders as described in Section 1.8 (collectively, the "EXECUTORY CONTRACTS").

                      (v) to the extent assignable, Seller's rights, title and interest, if any, to certain trade secrets, computer software copyrights, trademarks, service marks, patents, patent applications and other intellectual property used by Seller primarily in the conduct of the Division's business all as and to the extent set forth on SCHEDULE 1.1(v) hereto (collectively, the "INTELLECTUAL PROPERTY"), subject to those license agreements set forth as
EXHIBIT 2.2(i)(9) and EXHIBIT 2.2(i)(10);

                      (vi) copies of all original books and records or original books and records, as the case may be, to the extent in Seller's possession or control, relating to the operation of the Division's business, including the Acquired Assets, the Assumed Liabilities, customer lists and records, sales and cost records, inventory records, employee and payroll records, lists of suppliers, tax records and sales tax exemption certificates;

                      (vii) prepaid expenses, deposits and capitalized interest expense in connection with the Seller's warehouse loan relating to the Division's business, as and to the extent set forth on SCHEDULE 1.1(vii) hereto (the "ACQUIRED PREPAID EXPENSES");

                      (viii) to the extent assignable, all rights and interests of Seller under the permits and approvals used in the conduct of the Division's business and identified on SCHEDULE 1.1(viii) hereto;


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                      (ix) miscellaneous assets of Seller used in connection
with the Division's business, as and to the extent set forth on SCHEDULE 1.1(ix) hereto (the "ACQUIRED MISCELLANEOUS ASSETS"); and

                      (x) notes receivable of Seller made by Reuven D. Dessler and Jacob Koval, as and to the extent set forth on SCHEDULE 1.1(x) hereto (the "ACQUIRED NOTES").

                  Notwithstanding the foregoing, the Parties recognize and agree that certain of the Acquired Assets may change in cost and composition when the Final Closing Balance Sheet is prepared in accordance with Section 1.5(i)(2) hereof and therefore references to those certain Acquired Assets refer to such Acquired Assets as determined in accordance with the Final Closing Balance Sheet.

                  1.2 EXCLUDED ASSETS. The Acquired Assets shall not include any assets not specifically identified on the Schedules of the Acquired Assets (the "EXCLUDED ASSETS").

                  1.3 ASSUMPTION OF LIABILITIES. Buyer agrees that simultaneously with the transfer of the Acquired Assets on the Closing Date in accordance with this Agreement, it shall assume those debts, liabilities, obligations and contracts of Seller relating to the Acquired Assets and the conduct of the Division's business as hereinafter specified (the "ASSUMED LIABILITIES") and shall execute and deliver to Seller the Bill of Sale.

                      (i) those accounts payable and accrued expenses of Seller related to the Division as and to the extent set forth on SCHEDULE 1.3(i) hereto (the "PAYABLES");

                      (ii) liabilities and obligations of Seller accruing at or after the Closing under the Space Leases as set forth on SCHEDULE 1.1(iv) hereto. In connection with Buyer's assumption of the Space Lease to Seller's Ohio facility, Buyer, at Buyer's sole cost and expense, shall cause the landlord of such facility to consent to the assignment by Seller and assumption by Buyer of such Space Lease and the release of Seller from all obligations arising thereunder on and after the Closing Date. In connection with Buyer's assumption of the New York and Chicago Space Leases, Buyer and Seller, at Buyer's sole cost and expense, shall use commercially reasonable efforts to cause the landlords of such facilities to consent to the assignment by Seller and assumption by Buyer of each such Space Lease and the release of Seller from all obligations arising thereunder on and after the Closing Date.

                      (iii) liabilities and obligations of Seller accruing at or after the Closing under the Equipment Leases as set forth on SCHEDULE 1.1(iv) hereto;

                      (iv) liabilities and obligations of Seller accruing at or after the Closing in connection with the Licenses as set forth on SCHEDULE 1.1(iv) hereto;

                      (v) liabilities and obligations of Seller accruing at or after the Closing in connection with the Executory Contracts as set forth on
SCHEDULE 1.1(iv) hereto and the Purchase Orders;

                      (vi) liabilities and obligations of Seller accruing at or after the Closing in connection with and/or arising from the employees of the Division listed in SCHEDULE 6.2(ii), applicable collective bargaining agreement(s) affecting same and Employee Benefits and Claims arising by reason of this transaction or arising after the Closing Date, including but not limited to all employee severance liabilities, if any;

                      (vii) all liabilities and obligations of Seller resulting from claims and litigation as well as legal and/or regulatory requirements and/or orders applicable to the Acquired Assets and the operation thereof and/or Assumed Liabilities, accruing at or after the Closing (which, for purposes of clarity, as an example, specifically excludes the pending litigation set forth on SCHEDULE 1.3(vii) hereto); and

                      (viii) all liabilities and obligations of Seller accruing at or after the Closing in connection with the Intellectual Property set forth on SCHEDULE 1.1(v) hereto.

                  The Parties recognize that certain of the Assumed Liabilities may be obligations or liabilities incurred prior to the Closing Date and Buyer shall be liable for the continued performance of those obligations to the extent that they accrue at or after the Closing;

                  Notwithstanding the foregoing, the Parties recognize and agree that certain of the Assumed Liabilities may change in cost and composition when the Final Closing Balance Sheet is prepared in accordance with Section 1.5(i)(2) hereof and therefore that references to those certain Assumed Liabilities refer to such Assumed Liabilities as determined in accordance with the Final Balance Closing Sheet.

                  1.4 EXCLUDED LIABILITIES. The Assumed Liabilities shall not include any liabilities not specifically enumerated above or on the Schedules of the Assumed Liabilities (the "EXCLUDED LIABILITIES").

                  1.5 PURCHASE PRICE.

                      (i) Subject to the terms and conditions of this Agreement, the aggregate cash consideration to be paid by Buyer (net of Buyer's assumption of the Assumed Liabilities) to Seller for the Acquired Assets and for Seller's covenants and agreements hereunder shall be $22,292,000.00 (the "ESTIMATED PURCHASE PRICE"), subject to adjustment as set forth in this Subsection (i) (the "FINAL PURCHASE PRICE"), and the Estimated Purchase Price and Final Purchase Price shall be payable as per Subsections (ii) and (iii) below.

                          (1) The Estimated Purchase Price is calculated based
on a review of Seller's books and records conducted by the Chief Financial Officer of Seller. Said Chief Financial Officer of Seller has produced an estimated closing balance sheet of Seller as set forth on SCHEDULE 1.5(i)(1) hereto (the "ESTIMATED CLOSING BALANCE SHEET") reflecting the estimated assets and liabilities of the Division as of a date preceding the Closing Date, prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with past practices of Seller. Notwithstanding the foregoing, by agreement of the parties:

                               (a) the reserve used when valuing Acquired
Accounts Receivable has been valued at $588,000;

                               (b) Acquired Inventory has been valued by
calculating the pre-reserve book value (such value consisting of, consistent with Seller's historical accounting practices, Seller's cost plus labor charges for repacking, if any, prior to applying any reserves (the "PRE-RESERVE BOOK VALUE") in accordance with GAAP applied in a manner consistent with the past practices of Seller, provided that Acquired Inventory purchased by Seller in fiscal years 2000 and 2001 has been value by using the Pre-Reserve Book Value of all such Acquired Inventory and Acquired Inventory purchased prior to fiscal year 2000 has been valued at zero;

                               (c) the Acquired Notes have been valued at
$1,956,000.00 (an amount equal to the current outstanding principal balance plus all accrued but unpaid interest); and

                               (d) the Acquired Equipment has been value at
$518,000.00 .

                               The Estimated Closing Balance Sheet and the
values set forth therein have been reviewed by and agreed upon by the Parties and is annexed hereto as Schedule 1.5(i)(1).

                          (2) As soon as practicable, but not later than sixty
(60) days after the Closing Date, the Chief Financial Officer of Seller shall prepare and deliver to the Parties, a final

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closing balance sheet as of the Closing Date. Prior to the Chief Financial
Officer submitting the Final Closing Balance Sheet to KPMG, Buyer shall be allowed an opportunity to provide reasonable input. Whether or not the Chief Financial Officer accepts Buyer's input, Buyer shall be allowed an opportunity to present its positions in regard to the Final Closing Balance Sheet to KPMG. The Final Closing Balance Sheet shall be audited by KPMG LLP (or such other independent certified public accounting firm mutually agreed to by the Parties) ("KPMG"), the scope and purpose of which shall be to update and correct, if necessary, each line item of the Estimated Closing Balance Sheet (the "FINAL CLOSING BALANCE SHEET"), consistent with past practices of Seller and subject to generally accepted accounting principles ("GAAP"), and notwithstanding GAAP, shall be subject to the following:

                               (a) in the case of the Acquired Accounts
Receivable, there shall be no adjustment in the figure used as a reserve in the Estimated Closing Balance Sheet;

                               (b) in the case of the Acquired Inventory, such
calculation shall be determined in accordance with GAAP applied in a manner consistent with the past practices of Seller, provided that Acquired Inventory purchased by Seller in fiscal years 2000 and 2001 shall be valued as of the Closing by using the Pre-Reserve Book Value of all such Acquired Inventory, and Acquired Inventory purchased prior to fiscal year 2000 shall be valued at zero. In the event, however, that the Pre-Reserve Book Value of all pre-2000 Acquired Inventory is less than One Million Four Hundred Twenty-five Thousand ($1,425,000.00) Dollars, the Final Closing Balance Sheet shall reflect such shortfall in the pre-2000 Acquired Inventory and a dollar for dollar adjustment to the Estimated Closing Balance Sheet shall be made in favor of Buyer for the difference between the Pre-Reserve Book Value of the pre-2000 Acquired Inventory and $1,425,000.00;

                               (c) in the case of the Acquired Notes, there
shall be no adjustment in the figure used in the Estimated Closing Balance
Sheet;

                               (d) in the case of the Acquired Equipment, there
shall be no adjustment in the figure used in the Estimated Closing Balance
Sheet;

                               (e) any rents, prepaid items and other applicable
items with respect to the Assumed Liabilities shall be prorated as of the Closing Date and a dollar for dollar adjustment to the Final Closing Balance Sheet shall be made in favor of the appropriate party to the extent such proration was not effectuated or inaccurately set forth in the Estimated Closing Balance Sheet; Seller shall assign to Buyer all unused deposits with respect to the Assumed Liabilities and shall receive a credit in the amount thereof on the Final Closing Balance Sheet; and

                               (f) ad valorem real and tangible personal
property taxes with respect to the Acquired Assets (including any such taxes payable under any Space Leases or Equipment Leases) for the calendar year 2002 shall be prorated between Seller and Buyer as of the Closing Date. Such taxes shall be determined based on the taxes due with respect to such Acquired Assets for the calendar year 2001 (or if such information is not available for calendar year 2001, then on the basis of calendar year 2000) with known changes in assessed valuation or millage applied. A dollar for dollar adjustment to the Final Closing Balance Sheet shall be made in favor of the appropriate party to the extent such proration was not effectuated or was inaccurately set forth in the Estimated Closing Balance Sheet.

                               (3) The Estimated Purchase Price shall be updated
and corrected in accordance with the Final Closing Balance Sheet and the difference between the Estimated Purchase Price and the Final Purchase Price (the "POST CLOSING ADJUSTMENT") shall be remitted in accordance with Subsection 1.5(iii). Any and all schedules of the Acquired Assets or the Assumed Liabilities annexed hereto, to the extent affected by adjustments made in connection with preparation of the Final Closing Balance Sheet shall be updated and corrected to reflect such adjustments, and such updated and corrected schedules shall be deemed to be the final such schedules for purposes of determining the Acquired Assets and Assumed Liabilities, where applicable. The parties agree, however, that KPMG may not review, alter or revisit the parties' agreed upon valuation methodologies set forth in Section 1.5(i)(2)(a),(b), (c) and (d). The determination of KPMG shall be final and conclusive on both Parties hereto. Seller and Buyer shall each pay one-half (1/2) of all fees to outside parties in connection with preparation of the Final Closing Balance Sheet. In the event that KPMG cannot serve as the independent certified accounting firm herein, the parties shall choose another "Big Five" accounting firm, other than Deloitte & Touche LLP, as the independent certified accounting firm. If the Parties cannot agree on such successor independent certified accounting firm, the parties shall use Ernst & Young as such successor independent certified accounting firm.

                               (ii) The Estimated Purchase Price shall be paid
by wire transfer of immediately available funds to an account designated by Seller (the "CLOSING PAYMENT") .

                               (iii) Within three (3) business days of receipt
of the Final Closing Balance Sheet and determination of the Post Closing Adjustment, the Party liable for the Post Closing Adjustment shall remit the Post Closing Adjustment to the Party entitled thereto, by wire transfer of immediately available funds to an account designated by such Party, along with interest on the Post Closing Adjustment from the Closing Date at an annual rate of seven (7%) percent. In the event that any Party's Post Closing Adjustment is not paid to the other Party within such period (the "PAYMENT PERIOD"), in addition to the Post Closing Adjustment and accrued interest, the delinquent Party shall be liable to the non-delinquent Party for interest on the Post Closing Adjustment after the Payment Period at an annual rate of fourteen (14%) percent until paid and such non-delinquent Party's cost of collection, including all reasonable legal fees and court costs.

                  1.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets and the Assumed Liabilities in accordance with the allocation set forth in the Final Closing Balance Sheet. Such allocation shall be adopted for all purposes related to the sale of the Acquired Assets hereunder, and Buyer and Seller shall report this transaction for all federal and state tax purposes in accordance with this allocation of the Purchase Price and agree not to otherwise take a position inconsistent with this allocation. Upon request, Buyer and Seller agree to furnish each other and the Internal Revenue Service ("IRS") with such applicable information as may be required by the IRS with respect to the sale of Acquired Assets hereunder.

                  1.7 TAXES.

                           (i) Buyer shall pay all sales or use taxes and
assignment or transfer taxes, payable in connection with the transactions contemplated hereby.

                           (ii) All federal and state income taxes, if any,
incurred by Buyer or Seller shall be borne by the party incurring such taxes.

                  1.8 PURCHASE ORDERS. The Parties acknowledge and agree that Seller, in connection with the Division, has (i) accepted orders from customers (for purposes hereof such orders shall not include orders received from affiliates of Seller), and (ii) ordered goods from its suppliers, both in connection with such orders and otherwise in connection with the operation of the Division (collectively, the "Purchase Orders"). At Closing, Seller shall assign, to the extent assignable, all of its rights and interest of Seller in the Purchase Orders to Buyer and Buyer shall assume Seller's duties and obligations in connection therewith, including, without limitation, timely payment and delivery with respect thereto. The Parties acknowledge that Seller has furnished letters of credit in connection with certain of the Purchase Orders identified in Schedule 1.8. Simultaneously with the closing, Buyer shall cause its lender to issue backstop standby letters of credit and such other documentation necessary, if any, in favor of Seller's lender, "IBJ Whitehall Bank and Trust Company" in order to facilitate the reversal of Seller's utilization of its credit line. To the extent Buyer is unable to procure the necessary backstop standby letters of credit, Buyer shall utilize its best efforts to procure the same as soon as possible following the Closing. If said backstop standby letters of credit are not all issued on or before February 15, 2002, Buyer shall pay to Seller, upon demand, the sum of $1,000.00 per day for each day beyond February 15, 2002 that the same are not so issued. In the event Seller has advanced any deposits under the Purchase Orders, said deposits shall be reflected on the Final Closing Balance Sheet.

                                   ARTICLE II

                                   THE CLOSING

                  2.1 TIME AND PLACES OF CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of the Parties' respective attorneys commencing at 10:00 a.m. EST on the date hereof (the "Closing Date").

                  2.2 DELIVERIES AT THE CLOSING. At the Closing: (i) Seller and Buyer will each execute, acknowledge and deliver (1) the Bill of Sale, (2) the agreements specified in Article IX, (3) a Lease Assignment and Assumption Agreement for each Space Lease in the form annexed hereto as EXHIBIT 2.2(i)(3);
(4) the MZ Put JV, LLC Operating Agreement in the form annexed hereto as EXHIBIT 2.2(i)(4), the MZ TradeMark, LLC Operating Agreement in the form annexed hereto as Exhibit 2.2(i)(5), an Assignment and Assumption Agreement for each Executory Contract in the form annexed hereto as EXHIBIT 2.2(i)(6); an Assignment of Slaymaker Mark to MZ TradeMark, LLC in the form annexed hereto as EXHIBIT 2.2(i)(7); an Assignment of Trademarks to Buyer in the form annexed hereto as
EXHIBIT 2.2(i)(8); a Mazel Name License Agreement in the form annexed hereto as
EXHIBIT 2.2(i)(9) from Buyer to Seller; Short Term License Agreements for certain trademarks in the form annexed hereto as EXHIBIT 2.2(i)(10) from Buyer to Seller; the Assignment and Assumption of Collective Bargaining Agreement in the form annexed hereto as 6.2(ii); (ii) Buyer will deliver to Seller the consideration specified in Section 1.5(ii) by wire transfer; (iii) Seller and Reuven D. Dessler will deliver to each other the release in form and substance as set forth in EXHIBIT 2.2(iii); (iv) Seller and Jacob Koval will deliver to each other the release in form and substance as set forth in EXHIBIT 2.2(iv);
(v) Seller shall deliver to Buyer a true and correct copy of the minutes of its Board of Directors approving the execution, delivery and performance of this Agreement, and (vi) the Parties shall execute and deliver any other documents reasonably required to effectuate the terms of this Agreement.



                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, subject to corrections and adjustments made as a result of the preparation of the Final Closing Balance Sheet and updated and corrected schedules of the Acquired Assets and Assumed Liabilities resulting therefrom.

                  3.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Ohio.

                  3.2 AUTHORIZATION OF TRANSACTION. Seller's Board of Directors has approved the execution, delivery and performance of this Agreement and the other instruments and agreements for which provision is made herein.

                  3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby,
(a) will violate any provision of the certificate of incorporation, bylaws or other charter documents of Seller, or (b) to the Knowledge of Seller will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller and the Division are subject, or
(c) to the Knowledge of Seller will result in the breach of, or constitute a default under, any agreement or instrument to which Seller is a party or by which Seller is bound (other than those where consents or waivers from the appropriate parties are obtained, or where such consents or waivers are waived by Buyer), and except in all cases, where the violation would not have a material adverse effect on the Acquired Assets or on the ability of the Parties to consummate the transactions contemplated by this Agreement .

                  3.4 BROKERS' FEES. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                  3.5 TITLE TO ASSETS. To the extent applicable, Seller has good and marketable title to the Acquired Assets and will transfer the same to Buyer at Closing free and clear of all mortgages, security interests and liens, subject to any liens or encumbrances created by or in connection with the Assumed Liabilities and Buyer's execution of the Assumption Agreement and subject to specific limitations contained in this Agreement, and further subject to the lien of IBM Credit Corporation as to computer, information processing and other peripheral equipment and goods referenced in IBM Credit Corporation's security filing(s) against Seller (which lien Seller is in the process of causing the removal of promptly following the Closing). The Acquired Assets constitute substantially all of the assets (other than cash or cash equivalent reserves) used or held for use by Seller in its operation of the Division. Seller makes no representations or warranties regarding the condition or fitness for use of the Acquired Inventory and the Acquired Equipment.

                  3.6 LEGAL COMPLIANCE. With respect to the operation of the Division, the Acquired Assets and the Assumed Liabilities, Seller has received no written notice that the operation of the Division as presently conducted violates any applicable order, law, ordinance, code or regulation, nor received any written notice that an investigation is pending regarding the existence of any such violation, except where the failure to comply would not have a material adverse effect upon the financial condition of the Division, the Acquired Assets or the Assumed Liabilities taken as a whole, or except as otherwise agreed to by Seller and Buyer pursuant to this Agreement.

                  3.7 TAX MATTERS. Seller has filed or will file on a timely basis (including extensions) all income tax returns and all other tax returns ("TAX RETURNS"), and has paid or will pay on a timely basis all income taxes and all other taxes ("TAXES"), required in its conduct of the Division's business for periods up to the Closing Date, except where the failure to file Tax Returns or to pay Taxes would not have a material adverse effect on the financial condition of the Division, the Acquired Assets or the Assumed Liabilities taken as a whole, or on the ability of the Parties to consummate the transactions contemplated in this Agreement. .

                  3.8 SPACE LEASES. SCHEDULE 1.1(iv) lists all of the Space Leases. Seller has delivered to Buyer correct and complete copies of the Space Leases listed in said Schedule. Said Space Leases are in full force and effect and have not been amended or modified. Seller has received no written notice of default from any landlord with respect to the Space Leases. To Seller's Knowledge, Seller is not in default of any provision of any of the Space Leases, the consequences of which would have a material adverse effect on the financial condition of the Division. However, the Parties acknowledge that each Space Lease requires the respective landlord's consent (or sublandlord's and prime landlord's consent in the event of a sublease, as the case may be) to assign the respective Space Lease to Buyer, and in the event a landlord's/sublandlord's/ prime landlord's consent is not obtained prior to Closing, Seller may or will be in default of said Space Lease and shall only have the obligations contained in
Section 6.4 in connection therewith. Seller has not given written notice to any landlord (deemed to include any applicable sublandlord) that such landlord is in default of any of its material obligations under any of the Space Leases. No landlord has in writing waived or extended the time for the performance of any material obligation of Seller under any of the Space Leases. There are no security deposits or prepaid rents with respect to such leases, other than as reflected in the Final Closing Balance Sheet.

                  3.9 EQUIPMENT LEASES. SCHEDULE 1.1(iv) lists all of the Equipment Leases. Seller has delivered to Buyer correct and complete copies of the Equipment Leases listed in said Schedule. Said Equipment Leases are in full force and effect and have not been amended or modified. To Seller's Knowledge it is not in default of any provision of any of the Equipment Leases, the consequences of which would have a material adverse effect on the financial condition of the Division and Seller has received no written notice of default from any lessor with respect to the Equipment Leases, however, the Parties acknowledge that certain of the Equipment Leases may require the respective lessor's consent to assign such respective Equipment Lease to Buyer, and in the event a lessor's consent is not obtained prior to

Closing, Seller may or will be in default of said Equipment Lease and shall only have the obligations contained in Section 6.4 in connection therewith. To Seller's Knowledge (i) Seller has not given written notice to any lessor that such lessor is in default of any of its material obligations under any of the Equipment Leases, and (ii) no lessor has in writing waived or extended the time for performance of any material obligation of Seller under any of the Equipment Leases. There are no security deposits or prepaid rent with respect to such leases, other than as reflected in the Final Closing Balance Sheet.

                  3.10 EXECUTORY CONTRACTS. SCHEDULE 1.1(iv) lists all of the Executory Contracts. Seller has delivered to Buyer correct and complete copies of the Executory Contracts listed in said Schedule where available. Said Executory Contracts are in full force and effect and have not been amended or modified. To Seller's Knowledge, it is not in default of any provision of any Executory Contract, the consequences of which would have a material adverse effect on the Acquired Assets or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Seller has received no written notice of default from any contracting party with respect to the Executory Contracts. However, the Parties acknowledge that certain of the Executory Contracts may require the other respective contracting party's consent to assign such respective Executory Contract to Buyer, and in the event a contracting party's consent is not obtained prior to Closing, Seller may or will be in default of said respective Executory Contract and shall only have the obligations contained in Section 6.4 in connection therewith. To Seller's Knowledge (i) Seller has not given written notice to any contracting party under any Executory Contract that such contracting party is in default of any of its material obligations under any of the Executory Contracts, and (ii) no contracting party has in writing waived or extended the time for performance of any material obligation of Seller under any of the Executory Contracts. There are no security deposits or prepayments with respect to such Executory Contracts, other than as reflected in the Final Closing Balance Sheet.

                  3.11 INTELLECTUAL PROPERTY AND LICENSES. SCHEDULES 1.1(iv) AND 1.1(v) list the Intellectual Property and Licenses sold or assigned to Buyer. Seller has delivered to Buyer correct and complete copies of the Licenses listed in said Schedules where available. To Seller's Knowledge, it is not in default of any provision of any of the Licenses the consequences of which would have a material adverse effect on the Acquired Assets. Seller has received no written notice of default from any contracting party or licensor with respect to the Licenses. However, the Parties acknowledge that certain of the Licenses may require the respective licensor's consent to transfer or assign said respective Intellectual Property or License to Buyer, and in the event such respective licensor's consent is not obtained prior to Closing, Seller will be in default of such respective license and shall only have the obligations contained in
Section 6.4 in connection therewith. To Seller's Knowledge (i) Seller has not given written notice to any contracting party that such contracting party is in default of any of its material obligations under any of the Licenses, and (ii) no contracting party has in writing waived or extended the time for performance of any material obligation of Seller under any of the Licenses.

                    There are no security deposits or prepayments with respect to such Intellectual Property or Licenses, other than as reflected in the Final Closing Balance Sheet. Seller makes no representation as to the quality, duration, or validity of any of the Intellectual Property sold or assigned herein.

                  3.12 LITIGATION. SCHEDULE 1.3(vii) hereto, sets forth each instance in which Seller, with respect to its operation of the Division, the Acquired Assets or the Assumed Liabilities is a party to any outstanding action, suit, proceeding, hearing, judgment or injunction in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the same would not have a material adverse effect on the financial condition of the Division, the Acquired Assets or the Assumed Liabilities taken as a whole, or on the ability of the Parties to consummate the transaction contemplated by this Agreement.

                  3.13 EMPLOYEE BENEFITS.

                       (i) Seller maintains an Employee Benefit Plan in connection with its operation of the Division. Certain employees of the Division are covered by collective bargaining agreement(s) as well as Employee Benefit Plans.

                           (A) All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (B) Seller has delivered to Buyer complete copies of
Employee Benefit Plan documents.

                       (ii) With respect to each Employee Benefit Plan that Seller maintains or has maintained during the prior six years or to which Seller contributes, or has been required to contribute during the prior six years in connection with its operation of the Division:

                            (A) No action, suit, proceeding or hearing with
respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, would not have a material adverse effect on the financial condition of the Division, the Acquired Assets or the Assumed Liabilities taken as a whole, or on the ability of the Parties to consummate the transactions contemplated in this Agreement.

                            (B) With respect to the Division, to the Knowledge
of Seller, it has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  3.14 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

         (a) Except as disclosed in SCHEDULE 3.14:

                  (i) To Seller's Knowledge, Seller's operations are in material compliance with all applicable Environmental Laws including, but not limited to, the possession of all required permits and other governmental authorizations;

                  (ii) To Seller's Knowledge, there is no pending or threatened investigation, claim, lawsuit or administrative proceeding against Seller under any Environmental Law, nor has Seller received any written notice alleging a violation of any applicable Environmental Law in connection with the ownership or operation of the Business;

                  (iii) To Seller's Knowledge, during its occupancy of the Division's properties, no friable asbestos-containing building materials have been used in the construction, re-construction, remodeling, and/or repair of any buildings on any of the Division's properties;

                  (iv) To Seller's Knowledge, during its occupancy of the Division's properties, no underground storage tanks have been installed on any of the Division's properties;

                  (v) To Seller's Knowledge, there has not been a Release of Regulated Materials from, on or under any of the Division's properties at any time during Seller's possession of such properties;

                  (vi) Seller has not engaged in any conduct which would reasonably be expected to give rise to any liability under any Environmental Law, or form the basis of any claim, action, or suit under such law.

         (b) Seller has made all material, non-privileged information in its possession and readily available relating to its responsibilities under, and compliance with, Environmental Law available to Buyer, including, without limitation, true, correct and complete copies of all reports, audits, investigations, correspondence and notices prepared or received by Buyer relating to the presence or Release of any Regulated Materials or the violation of any Environmental Law in conjunction with the Division or the Division's properties.

                  3.15 LABOR MATTERS.

                  (a) Seller has received no written notice from any governmental authority that it is not in material compliance with all applicable laws, whether federal, state or local, respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, or that it is engaged in any unfair labor practice.

                  (b) Seller is not a party to, or subject to any obligation, liability or commitment with respect to any written employment, compensation, consulting, severance pay or similar agreement, express or implied with respect to the employees listed on SCHEDULE 6.2(ii) other than the agreements listed on
SCHEDULE 1.1(iv) or SCHEDULE 3.15. SCHEDULE 3.15 sets forth a true and complete copy of the collective bargaining agreement with the union representing certain employees of the Division. Seller does not have any workers' compensation claims or liabilities and has paid all workers' compensation and unemployment compensation premiums due and payable to date. Seller makes no representations as to the employee status of personnel used in its repacking operations under agreements with Snider Blake Business Service, Inc. and Minute Men, Inc.

                  3.16 ORDINARY COURSE OF BUSINESS. To Seller's Knowledge without investigation, subsequent to June 15, 2001, Seller has not, other than in the ordinary course of business: (i) purchased inventory, (ii) booked accounts receivable, or (iii) issued or accepted any Purchase Orders with respect to the Division.

                  3.17 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities (including without limitation, the Assumed Liabilities) or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that it has had a full and complete opportunity to investigate the operations of the Division, the Acquired Assets and the Assumed Liabilities, and except to the extent specifically set forth in this Article III, Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement, subject to corrections and adjustments made in the preparation of the Final Closing Balance Sheet and updated and corrected schedules of the Acquired Assets and Assumed Liabilities resulting therefrom.

                  4.1 ORGANIZATION OF BUYER. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Ohio.

                  4.2 AUTHORIZATION OF TRANSACTION. Buyer has approved in accordance with its charter documents the execution, delivery and performance of this Agreement and the other instruments and agreements for which provision is made herein.

                  4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby,
(a) will violate any provision of the Articles of Organization or other charter documents of Buyer, or (b) to the Knowledge of Buyer, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or (c) to the Knowledge of Buyer, will result in the breach of, or constitute a default under, any material agreement or instrument to which Buyer is a party or by which Buyer is bound (other than those where consents or waivers from the appropriate parties are obtained, or where such consents or waivers are waived by Seller), except in all cases, where the violation would not have a material adverse effect on the (i) Buyer's ability to assume the Assumed Liabilities; or (ii) Parties' ability to consummate the transactions contemplated by this Agreement.

                  4.4 BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                  4.5 ABILITY TO CONSUMMATE TRANSACTION. Buyer has the ability, including sufficient funds, in addition to its institutional financing, to pay the Estimated Purchase Price and the Final Purchase Price, and to fulfill its obligations with respect to the Assumed Liabilities and any claims which may directly or indirectly arise with respect thereto. Buyer has received a commitment for any financing needed to consummate this transaction. Notwithstanding the foregoing, this transaction is not contingent in any respect on Buyer's ability to obtain financing or retain any financing commitment now or hereafter in effect.

                  4.6. OWNERSHIP OF ASSETS. Upon receipt of the Acquired Assets from Seller, Buyer shall retain all or substantially all of the Acquired Assets and not transfer or otherwise dispose of the same except in the ordinary course of its wholesale business, provided, however, that Buyer may request Seller's approval of a transaction not in the ordinary course of its business, and Seller shall not unreasonably withhold or delay its consent thereto. Notwithstanding the foregoing, Buyer may pledge the Acquired Assets to institutional lender(s) as security for loans given to Buyer by such lender(s): (i) to effectuate the financing of a portion of the Purchase Price, and (ii) for Buyer's asset based borrowing for operation of its wholesale business in the ordinary course.

                                   ARTICLE V

                 KNOWLEDGE OF REUVEN D. DESSLER AND JACOB KOVAL

              Reuven D. Dessler, having served as Chairman of the Board and Chief Executive Officer of Seller, and Jacob Koval, having served as a director and executive vice president of Seller, and both parties having extensive knowledge relating to the conduct of the Division's business, the Acquired Assets and the Assumed Liabilities, each represents that (i) he has no Knowledge that any representation or warranty made by Seller pursuant to this Agreement is untrue, or may be misleading in any material respect and (ii) he has no Knowledge of any obstacle or impediment to Seller's ability to perform its covenants contained herein. Notwithstanding anything to the contrary contained in Article III or elsewhere in this Agreement, Buyer agrees, that in light of Reuven D. Dessler and Jacob Koval both having extensive knowledge relating to the conduct of the Division's business, the Acquired Assets and the Assumed Liabilities, that Seller shall not be deemed to have breached any representations, warranties or covenants made in this Agreement to the extent that either Reuven D. Dessler or Jacob Koval (i) has Knowledge that any representation or warranty made by Seller pursuant to this Agreement may be untrue, or may be misleading in any material respect or (ii) has Knowledge of any obstacle or impediment to Seller's ability to perform its covenants contained herein.

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

              The Parties agree as follows with respect to the period following the Closing:

                  6.1 ASSUMPTION AND COVENANT TO PERFORM. From and after the Closing Date, Buyer hereby assumes and covenants: (i) to timely perform and observe all terms and conditions of the Acquired Contracts to be performed at or after the Closing, and (ii) to timely perform, observe and/or satisfy, as the case may be, the Assumed Liabilities, including, without limitation, the full and timely payment of all of the Payables.

                  6.2 EMPLOYEE MATTERS.

                      (i) Except for Employee Benefits and Claims arising prior to the Closing, Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller, and hereby releases and indemnifies Seller, from and against any claim, demand or liability, and with respect to employee severance claims for the employees listed on SCHEDULE 6.2(ii) referenced below;

                      (ii) SCHEDULE 6.2(ii) sets forth a true and complete list (subject to minor variations), as of the Closing Date, of each of the Division's employees (other than Mark Hanners, whose employment is not being terminated by Seller pursuant to this Agreement), and indicates which of the Division's employees are, and which are not, subject to a union collective bargaining agreement (such collective bargaining agreement hereinafter, the "Union Agreement" and such union hereinafter, the "Union"). On or before the Closing Date, Seller shall notify the Union of: (i) the contemplated sale of the Division to Buyer; and (ii) that Buyer has agreed to assume the Union Agreement. Buyer hereby agrees to assume the Union Agreement and all of the obligations therein, including but not limited to participation in the Union's multi-employer health plan, as per the Assignment and Assumption of Collective Bargaining Agreement and Union Consent annexed hereto as EXHIBIT 6.2(ii), which shall be executed by Buyer and Seller at Closing, and Buyer agrees to indemnify Seller for any losses or damages incurred by Seller under the Union Agreement accruing at or after the Closing. All such Union employees of Seller immediately prior to the Closing shall become employees of Buyer on and as of the Closing, and Buyer hereby agrees to hire all such Union employees, upon the same terms and conditions of employment as immediately prior to Closing.

                      (iii) With regard to employees of the Division not covered by the Union Agreement, on or before the Closing Date, Seller shall notify such employees that a sale of the Division is being consummated and that such employees will no longer be employed by Seller.

                      (iv) Buyer represents and covenants that it will not at any time within 90 days (or such longer period provided by applicable law) after the Closing engage in a "mass layoff" or "plant closing" as these terms are defined in WARN or any similar conduct in violation of applicable state laws. This provision is not intended to prohibit Buyer from reprimanding, terminating or laying off employees in accordance with Seller's past practice. Buyer shall indemnify and hold Seller harmless from and against any claims against Seller by any employee or any claims and damages arising with respect to any employee whose terms and conditions of employment have been changed by Buyer and with respect to any claims and damages arising from Buyer's failure to abide by the terms of its obligations as set forth in this Section 6.2 hereof.

                      (v) With regard to all employees of the Division, upon the Closing, Buyer hereby assumes and agrees to fully pay when due and perform when required all liabilities and obligations respecting the employees of Seller arising from and after the Closing Date.

                      (vi) Buyer recognizes that Seller has utilized the services of leased personnel in the repacking operations of the Division pursuant to agreements with Snider Blake Business Service, Inc. and Minute Men, Inc. Seller makes no representations as to the employee status of personnel used in its repacking operations under agreements with Snider Blake Business Service, Inc. and Minute Men, Inc.

                  6.3 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Division, the Acquired Assets or the Assumed Liabilities, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

                  6.4 CONSENTS. To the extent any Acquired Contracts may not be assigned without the prior written consent of any third party thereto or may only be assigned upon providing notice to a third party, Seller and Buyer will cooperate with each other in giving any such notices to third parties, and Seller and Buyer will both use reasonable efforts to obtain any third party consents required in connection with the assignment of any such Acquired Contracts, provided that Seller shall not be required to commence any action or suit, or expend any monies (other than nominal administrative fees) in connection with its obligations herein. In the event that an Acquired Contract is assigned without its required respective third party consent, and such assignment is deemed a breach of such Acquired Contract by the respective third party, Buyer shall assume all liability for such breach and shall indemnify and hold Seller harmless for any and all such liability pursuant to Sections 8.3 and
8.6 hereof. With respect only to that certain executory contract with National Wholesale Liquidators, Inc., NWL Holdings, Inc., and National Wholesale Liquidators of Union, Inc. (collectively, "NWL") identified in Schedule 1.1(iv)(4) (the "NWL Contract"), as to which Seller is assigning only its rights with respect to NWL's obligation to purchase certain merchandise as provided in section 1.1(b) thereof), Seller agrees that if NWL refuses to purchase the merchandise supplied by Buyer in connection with said Section 1.1(b) on the basis that the NWL Contract may not be assigned or performed by Buyer, then Seller agrees to cooperate, at Buyer's sole cost and expense, with such reasonable requests as Buyer may make to facilitate the delivery of such merchandise to, and collection of the price therefor from, NWL under the NWL Contract.

                  6.5 USE OF "MAZEL" NAME. Notwithstanding the assignment of the trademarks "MAZEL'S" and "MAZEL STORES" to Buyer in Section 1.1(v) hereof, Seller may continue to operate closeout retail locations using forms of the name "Mazel" and may open and operate additional closeout retail locations using forms of the name "Mazel" for a period not to exceed five (5) years following the Closing Date, pursuant to the License Agreement for Registered Trademark annexed hereto as EXHIBIT 2.2(i)(9), after which time Seller shall cease using forms of the name "Mazel" in its closeout retail locations. In connection with Seller's continued use of forms of the name "Mazel" in the operation of its retail business as permitted pursuant to this section, the Parties shall use their reasonable efforts to avoid confusion among their respective suppliers and other third parties after the Closing Date and shall cooperate with each other to rectify any delivery, billing or other errors resulting from use of the name "Mazel". Seller may continue to use the name "Mazel" in its corporate name. However, subject to shareholder, regulatory and other reasonably necessary approvals, Seller shall remove "Mazel" from its corporate name within two (2) years from the Closing Date.

                  6.6 GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party, other than the Parties' respective legal fees (unless the requesting Party is entitled to indemnification therefor under Article VIII below).

                  6.7 COVENANT NOT-TO-COMPETE. (A) For a period ending the earlier to occur of: 1) acquisition of a majority of the stock or assets of Seller by a third party; or 2) the third anniversary of the Closing Date, Seller will not, directly or indirectly, alone or together with another individual or organization, as a shareholder, partner, member, agent and/or consultant, compete with Buyer in the conduct of a "Wholesale Business". "Wholesale Business" is defined as the sale at wholesale prices of goods and inventory to entities which are themselves engaged, in the ordinary course of their business, in reselling said goods to others in the United States. This non-competition covenant shall not apply to ZS Fund L.P. or any of its affiliates, nor shall it apply to the following: 1) the wholesale selling by Seller, from time to time, of goods imported by Seller from the Orient to Roses Stores; 2) the wholesale selling by Seller, from time to time, of close-outs and imports to Schottenstein Stores Corporation, VCD, VCM or of their respective affiliates, or to Buyer, provided that with respect to this subdivision 2), such sales shall be at Seller's actual cost of inventory plus (i) directly related costs (it being understood and agreed however that for imported goods, directly related costs shall be deemed to be four (4%) percent of the actual cost of such inventory regardless of the actual directly related costs, plus (whether or not imported inventory) (ii) shipping charges; and 3) the wholesale selling by Seller, from time to time, to third parties in bona fide, arms length transactions, of excess inventory (meaning the remaining in-store inventory and warehouse inventory of items Seller intends to discontinue selling in Seller's retail locations), provided that a portion of said item(s) has been offered for sale in multiple retail locations for a period of not less than six (6) months prior to such sale.

                  (B) Buyer expressly acknowledges and agrees that nothing herein is intended to directly or indirectly prohibit or restrict Seller in any manner from purchases of any goods of whatever kind or nature, at wholesale or otherwise, for sale in its retail locations. If, however, Seller intends to purchase close-out goods which are regularly carried by Buyer in its Wholesale Business ("Subject Close-Out Goods"), in a quantity greater than Seller anticipates needing for its retail purposes, Seller shall have the unilateral right, during Seller's non-compete period only, to "put" to a joint venture owned jointly by Buyer and Seller (with Buyer being the managing member) (the "Put JV") up to $3.5 Million worth of such excess quantity, based on the acquisition costs of such excess quantity, in each calendar year (the "Excess Goods") on the following terms and conditions:

                  In the event of a prospective purchase of Subject Close-Out Goods involving Excess Goods, Seller at its option, may (i) complete the purchase itself and then, within three (3) business days, sell the Excess Goods to the Put JV at cost plus shipping, or (ii) require that the Put JV directly purchase the Excess Goods. In either event, no later than three (3) business days after submission by Seller to Buyer of a purchase order for the Subject Close-Out Goods, Buyer and Seller shall each deposit with the Put JV 50% of the funds necessary to acquire the Excess Goods. The Excess Goods shall be placed and processed in the warehouse of Buyer, and all actual costs and expenses in connection with the Excess Goods shall be charged to the Put JV, provided, however, that all such costs shall not exceed 20% of the sales proceeds of the Excess Goods ("Processing Charges"). The items of expense comprising the Processing Charges and the method of calculating and allocating the Processing Charges are set forth in SCHEDULE 6.7

                  Alternatively, either party may elect to warehouse and process the Excess Goods in a public warehouse, the charges of which shall be borne by the Put JV, in which instance, the Put JV shall not be entitled to include in the Processing Charges what it would have charged for warehousing. Profits and losses of the Put JV shall be shared equally between Buyer and Seller.

                  (C) During Seller's non-compete period, Buyer, Reuven D. Dessler ("Dessler") and Jacob Koval ("Koval") will not, directly or indirectly, alone or together with another individual or organization, as a shareholder, partner, member, director, officer, employee, agent and/or consultant, compete with Seller in the conduct of a closeout "Retail Business"in the Northeastern and Midwestern United States. "Retail Business" is defined as the sale of goods and inventory directly to consumers. This covenant not-to-compete shall not apply to Schottenstein Stores Corporation or any its affiliates ("Schottenstein Affiliates"), it being agreed, however, that for purposes hereof Schottenstein Affiliates shall not include Buyer, Dessler and Koval or other entities in which Buyer, Dessler and/or Koval have any interest. Notwithstanding the foregoing, Seller acknowledges and agrees that (i) Dessler and Koval may consult with any Schottenstein Affiliate that currently conducts a Retail Business with respect solely to such Retail Business; (ii) Dessler and Koval may consult with any third party that conducts a Retail Business (x) solely in furtherance of Buyer's Wholesale Business (i.e. with respect to any items sold or to be sold by Buyer to such third parties for use in such Retail Business) for no consideration from such third party (other than the arm's length purchase price of the sold goods), or (y) so long as none of the stores of such Retail Business are not located within a five (5) mile radius from any of Seller's existing or then existing Retail Business stores and such services are confined to such third party's Retail Business; (iii) Dessler and Koval may perform services for Schottenstein Affiliates for which the primary purpose is as a liquidation entity of another company ("Schottenstein Liquidation Company") provided that such services may not relate to the liquidation of Consolidated Stores, National Wholesale Liquidators, Webers, Ocean States, Big Lots and Closeout Connection, and Dessler and Koval shall not be prohibited from owning interests in any such Schottenstein Liquidation Company, provided such interests do not, in the aggregate, at any time exceed fifteen (15%) percent of the total interests in any such Schottenstein Liquidation Company; and (iv) Dessler and Koval shall not be prohibited from owning passive interests in an entity or entities which compete with Buyer, provided such passive interests in any such entity do not, in the aggregate, at any time exceed five (5%) percent of the total interests in such entity.

                  6.8 SURVIVAL. All covenants contained in this Article VI shall survive the Closing.


                                  ARTICLE VII

                          NON-SOLICITATION OF EMPLOYEES

                  7.1 NON-SOLICITATION BY SELLER. For a period of three (3) years following the Closing Date, Seller shall not hire any non-union, managerial person who is or was an employee of the Division immediately prior to Closing and became an employee of Buyer at Closing or a management employee whose employment for Buyer was terminated by Buyer.

                  7.2 NON-SOLICITATION BY BUYER. For a period of three (3) years following the Closing Date, Buyer shall not hire any non-union, managerial person who is or was an employee of Seller other than employees of the Division immediately prior to Closing, or a management employee whose employment for Seller was terminated by Seller.

                                  ARTICLE VIII

                     REMEDIES FOR BREACHES OF THIS AGREEMENT

                  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Parties shall survive the Closing (unless the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall continue in full force and effect for a period of fifteen (15) months thereafter. All covenants of the Parties shall not be limited by said fifteen (15) month time period, but shall continue in full force and effect for that period of time specifically indicated in the Agreement, or if not so indicated, as provided by law.

                  8.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER. In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that Buyer makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification (but EXCLUDING any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused by the breach; PROVIDED, HOWEVER, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of Seller pursuant to Article III hereof unless and until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a One Hundred Fifty Thousand ($150,000) Dollar aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further Adverse Consequences under this Section 8.2 and Section 8.6). Covenants of Seller shall not be subject to the threshold deductible limitation contained herein.

                  8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER. In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that Seller makes a written claim for indemnification against Buyer within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Seller shall suffer after the end of any applicable survival period) caused by the breach PROVIDED, HOWEVER, that Buyer shall not have any obligation to indemnify Seller from and against any Adverse Consequences caused by the breach of any representation or warranty of Buyer pursuant to Article IV hereof unless and until Seller has suffered Adverse Consequences by reason of all such breaches in excess of a One Hundred Fifty Thousand ($150,000) Dollars aggregate deductible (after which point Buyer will be obligated only to indemnify Seller from and against further Adverse Consequences under this Section 8.3 and Section 8.6). Covenants of Buyer shall not be subject to the threshold deductible limitation contained herein.

                  8.4 APPLICATION OF THE THRESHOLD DEDUCTIBLE. As above provided, neither Party shall pursue any claim or claims against the other unless and until such claim or claims, in the aggregate, exceed $150,000 (the Threshold Deductible"). Notwithstanding the foregoing, if a Party claims to have exceeded such Threshold Deductible, then, and in such event, the other Party shall be entitled to pursue any claim or claims, regardless of whether the same, in the aggregate, exceed the Threshold Deductible. If, after the Parties respective claim(s) have been finally determined in accordance with Section 10.9, the net difference between their respective claim(s) is less than the Threshold Deductible, no award shall be made to either party, subject however, to the continuing right of each Party to aggregate any finally determined future claims with such prior determined claims to exceed the Threshold Deductible or offset such claims against the other Party's claim(s). To facilitate the operation of the Threshold Deductible, the Parties agree to use reasonable efforts to cooperate in causing claims made to be heard and determined in a single arbitration hearing, to the extent reasonably practicable, provided, however, that a Party's failure to so cooperate shall not be deemed to bar or otherwise affect any claim or claims it may make.

                  8.5 DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences for purposes of this Article VIII.

                  8.6 MATTERS INVOLVING THIRD PARTIES.

                      (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against the other Party (the "INDEMNIFYING PARTY") under this Article VIII, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                      (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief, result in an increase of insurance premiums or have other adverse impact upon the Indemnified Party. In the event the Indemnifying Party assumes and thereafter conducts the defense of the Third Party Claim with counsel of its choice as provided above, the Indemnified Party shall have the right to have counsel of its choice monitor the Third Party Claim and the Indemnifying Party and its counsel shall provide access to all documents, pleadings and correspondence in connection therewith. The Indemnifying Party shall pay the reasonable legal fees for monitoring performed by counsel for the Indemnified Party.

                      (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and shall be reimbursed by the Indemnifying Party for its legal fees.

                      (iv) So long as the Indemnifying Party is proceeding with its defense of the Third Party Claim in good faith and with due diligence, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

                  8.7 EXCLUSIVE REMEDY. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Article VIII shall be the exclusive remedy of Buyer and Seller with respect to their representations, warranties and covenants in connection with the Division, the Acquired Assets, the Assumed Liabilities, and the transactions contemplated by this Agreement. Neither Party shall have the right of rescission of this Agreement for any claim, nor shall either Party be liable for incidental or consequential damages arising out of any claim made pursuant to this Agreement.

                                   ARTICLE IX

                    OTHER AGREEMENTS; TRADEMARK JOINT VENTURE


                  9.1 AGREEMENTS. The Parties hereby agree to execute and deliver at Closing, the following agreements:

                      (i) the Assignment of Licenses and Assumption Agreement in the form annexed hereto s EXHIBIT 9.1(i);

                      (ii) the Walmart Commission and Polaroid Good Supply Agreement in the form annexed hereto as EXHIBIT 9.1(ii); and

                      (iii) the Interim Services Agreement in the form annexed hereto as EXHIBIT 9.1(iii).

                  9.2 STANDSTILL AGREEMENT. Each of the relevant parties to the Standstill Agreement, annexed hereto as Exhibit 9.2, have agreed that simultaneous with the execution and delivery of this Agreement by the Parties, they shall execute and deliver the respective Standstill Agreement.

                  9.3 TRADEMARK JOINT VENTURE. To the extent assignable, Seller hereby agrees to transfer all of its rights, title and interest, if any, in and to the trademarks identified in SCHEDULE 9.3 hereto ("Slaymaker marks") to a newly formed Ohio limited liability company, MZ TradeMark, LLC, the members of which shall be Buyer and Seller, in equal shares. The operating agreement of MZ TradeMark, LLC is annexed hereto as Exhibit 2.2(i)(5). Pursuant to the operating agreement, MZ TradeMark, LLC shall grant to Buyer a license (annexed hereto as Exhibit 9.3(i) to use the Slaymaker marks in the operation of its wholesale business, and to Seller a license (annexed hereto as Exhibit 9.3(ii) to use the Slaymaker marks in the operation of its closeout retail business (including additional closeout retail locations hereafter opened).

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

                  10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  10.3 ENTIRE AGREEMENT. This Agreement (including the documents and other Agreements referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                  10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  10.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile, or mailed by qualified overnight mail service such as Federal Express, D.H.L., UPS or Airborne Express to the persons at the following addresses (or at such other address for a party as shall be specified by like notice):

                           If to Seller:
                           Mazel Stores, Inc.
                           200 Helen Street
                           South Plainfield, New Jersey 07080
                           Attention:  Peter J. Hayes, CEO

                           Copy to:
                           Stern, Levy & Pellegrino, LLP
                           950 Third Avenue, 17th Floor
                           New York, New York 10022
                           Attention: Irwin Levy, Esq.

                           If to Buyer:

                           MZ Wholesale Acquisition, LLC
                           31000 Aurora Road
                           Solon, Ohio 44139
                           Attention: Reuven D. Dessler

                           Copy to:
                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio 44114
                           Attention: David Zagore, Esq.; and

                           Dessler & Schottenstein Group
                           Value City
                           1800 Moler Road
                           Columbus, Ohio  43207
                           Attention: Tod Friedman, Esq.

                  10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

                  10.9 ARBITRATION. Any controversy, claim or dispute between the Parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, shall be finally settled by arbitration as provided herein, subject to the right to seek equitable relief in a court of competent jurisdiction as hereinafter provided. In the event a dispute is to be submitted to arbitration, the dispute shall be settled by arbitration in the City of Columbus, Ohio, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as specifically provided herein, the arbitration shall proceed in accordance with the laws of the State of Ohio. The Party requesting arbitration shall give a written demand for arbitration to the other Party by registered or certified mail. The demand shall set forth a statement for the nature of the dispute, the amount involved and the remedies sought. No later than ten (10) calendar days after the demand for arbitration is served, each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. As rules for the arbitration, the arbitrator shall apply the Commercial Arbitration Rules of the American Arbitration Association. No later than ten (10) calendar days after the arbitrators are appointed, the arbitrators shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than ninety (90) calendar days after the arbitrators are appointed and n shall continue from day to day until completed. All discovery shall be completed no later than the commencement of the arbitration hearing, or ninety (90) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrators extend or shortens such period. The arbitrators shall issue their award in writing no later than twenty (20) calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless of whether one of the Parties fails or refuses to participate in the arbitration. The results of such arbitration shall be conclusive and binding, provided, however, that both Parties shall have the right to apply to a court of competent jurisdiction for such equitable relief, including, without limitation, injunctive relief and specific performance, as is necessary to preserve and enforce their rights under this Agreement. Notwithstanding any of the foregoing provisions, either Party may join the other Party to any action, suit or proceeding with respect to which the Party seeking such joinder is a defendant, if the other Party is required to defend, indemnify, and hold harmless such defendant in accordance with the terms and provisions hereof.

                  10.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  10.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  10.12 EXPENSES. Each of Seller and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  10.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  10.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  10.15 BULK TRANSFER LAWS. Seller and Buyer agree that at Buyer's request, the Parties will not notify any creditors of Seller pursuant to any bulk sales law notification requirement, if any, to the transactions contemplated by this Agreement. Buyer shall have no claims against Seller for any creditors' claims made in connection with the Assumed Liabilities.

                                   ARTICLE XI
                                   DEFINITIONS

         "ACQUIRED ACCOUNTS RECEIVABLES" shall have the meaning ascribed to it in Section 1.1(iii) hereof.
         "ACQUIRED ASSETS" shall have the meaning ascribed to it in
Section 1.1 hereof.
         "ACQUIRED CONTRACTS" shall have the meaning ascribed to it in
Section 1.1(iv) hereof. "
         ACQUIRED EQUIPMENT" shall have the meaning ascribed to it in
Section 1.1(i) hereof.
         "ACQUIRED INVENTORY" shall have the meaning ascribed to it in
Section 1.1(ii) hereof.
         "ACQUIRED MISCELLANEOUS ASSETS" shall have the meaning ascribed to it in Section 1.1(ix) hereof.
         "ACQUIRED NOTES" shall have the meaning ascribed to it in
Section 1.1(x).
         "ACQUIRED PREPAID EXPENSES" shall have the meaning ascribed to it in
Section 1.1(vii) hereof.
         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and expenses, and reasonable attorneys' fees.
         "AGREEMENT" shall mean this Asset Purchase Agreement by and between Mazel Stores, Inc. and MZ Wholesale LLC, dated as of February 1, 2002.
         "ASSUMED LIABILITIES" shall have the meaning ascribed to it in Section
1.3 hereof. "
         BILL OF SALE" shall have the meaning ascribed to it in Section 1.1 hereof.
         "BUYER" has the meaning set forth in the preface above.

         "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Estimated Closing Balance Sheet.
         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.
         "CLOSING" has the meaning set forth in Section 2.1 hereof.
         "CLOSING DATE" has the meaning set forth in Section 2.1 hereof. "CLOSING PAYMENT" has the meaning set forth in Section 1.5(ii) hereof. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.
         "CODE" means the Internal Revenue Code of 1986, as amended. "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Seller, Buyer or the Division that is not already generally available to the public.
         "DIVISION" means the wholesale business as historically conducted by Seller.
         "EMPLOYEE BENEFITS AND CLAIMS" means with respect to the employees of the Division as of the Closing Date, all wages, benefits, vacation days, sick days, holidays, insurance plans, Employee Benefit Plans, Employee Pension Benefit Plans, Employee Welfare Benefit Plans, union contracts and associated benefits, and any other like plans or benefits provided by Seller to such employees immediately prior to the Closing.
         "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind sponsored by Seller in its operation of the Division.
         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).
         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).
         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
         "ENVIRONMENTAL, HEALTH AND SAFETY MATTERS" shall have the meaning ascribed to it in Section 3.14 hereof.
         "ENVIRONMENTAL LAW" includes any federal, state or local law, regulation, rule, standard, order or decree, relating to protection of health or the environment and applicable to the business or activities of Seller or conditions resulting therefrom, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et. seq., the Occupational Health and Safety Act, 29 U.S.C. Section 651 et seq., the Toxic Substances Control Act, 15 U.S.C Section 2601 et seq., and the Emergency Planning and Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.

         "EQUIPMENT LEASES" shall have the meaning ascribed to it in Section 1.1(iv)(2) hereof.
         "ESTIMATED CLOSING BALANCE SHEET" shall have the meaning ascribed to it in Section 1.5(i).
         "ESTIMATED PURCHASE PRICE" shall have the meaning ascribed to it in
Section 1.5(i)(1) hereof.
         "EXCLUDED ASSETS" shall have the meaning ascribed to it in Section 1.2 hereof.
         "EXCLUDED LIABILITIES" shall have the meaning ascribed to it in Section
1.4 hereof.
         "EXECUTORY CONTRACTS" has the meaning set forth in Section 1.1(iv)(4) hereof.
         "FINAL CLOSING BALANCE SHEET" shall have the meaning ascribed to it in
Section 1.5(i)(2) hereof.
         "FINAL PURCHASE PRICE" has the meaning set forth in Section 1.5(i)(1) hereof. "GAAP" means United States generally accepted accounting principles as in effect from time to time.
         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.6(i) hereof. "INDEMNIFYING PARTY" has the meaning set forth in Section 8.6(i)
hereof.
         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 1.1(v) hereof.
         "IRS" shall have the meaning ascribed to it in Section 1.6 hereof. "KNOWLEDGE" means actual knowledge without independent investigation;
when applied to Seller it shall mean the Knowledge of the following persons:
Edward Cornell, Peter Hayes; when applied to

Buyer it shall mean Knowledge of Reuven Dessler and Jacob Koval; and when applied to either Seller or Buyer, it shall mean the outside directors or members, as the case may be.

         "KPMG" has the meaning set forth in Section 1.5(i)(2) hereof. "LICENSES" shall have the meaning set forth in Section 1.1(iv)(3)
hereof.
         "ORDINARY COURSE OF BUSINESS" means, with respect to the Division, the ordinary course of business consistent with Seller's past custom and practice (including with respect to quantity and frequency).
         "PARTY" or "PARTIES" has the meaning set forth in the preface above. "PAYABLES" has the meaning set forth in Section 1.3(i) hereof.
         "PAYMENT PERIOD" has the meaning set forth in Section 1.5(iii) hereof. "PBGC" means the Pension Benefit Guaranty Corporation.
         "PENSION PLAN" shall have the meaning ascribed to it in Section 3.12 hereof.
         "PERSON" means an individual, a general or limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         "POLAROID LICENSES" has the meaning as set forth in Section 9.1(i) hereof.
         "POST CLOSING ADJUSTMENT" has the meaning set forth in Section 1.5(i)(2) hereof.
         "PRE-RESERVE BOOK VALUE" has the meaning set forth in 1.5(i)(1) hereof. "PURCHASE PRICE" has the meaning set forth in Section 1.5(i) hereof. "REGULATED MATERIALS" includes any chemical, pollutant, contaminant, petroleum or petroleum products, hazardous or toxic substance, and any other substance, material or waste defined as such or subject to regulation for its hazardousness or toxicity under any applicable Environmental Law.
         "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Materials through or in the air, surface water, groundwater or property which release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration violates any Environmental Law.
         "SELLER" has the meaning set forth in the preface above.
         "SPACE LEASES" has the meaning set forth in Section 1.1(iv)(1) hereof. "STANDSTILL AGREEMENT" has the meaning set forth in Section 9.2 hereof. "SUCCESSOR PLAN" has the meaning set forth in Section 6.2(xi) hereof. "TAXES" shall have the meaning ascribed to it in Section 3.6 hereof. "TAX RETURNS" shall have the meaning ascribed to it in Section 3.6 hereof.
         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.6(i) hereof. "UNION" has the meaning set forth in Section 6.2(v) hereof.
         "UNION AGREEMENT" has the meaning set forth in Section 6.2(v) hereof. "WARN ACT" shall mean the Worker Adjustment and Retraining and
Notification Act.
         "WARN ACT INDEMNITY" has the meaning set forth in Section 6.2(iv) hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written. Each of the signatories below agrees that facsimile signatures shall be deemed original signatures for all purposes of this Agreement (including the documents and other Agreements referred to herein).

MAZEL STORES, INC.                  MZ WHOLESALE ACQUISITION, LLC

By: /s/ Peter Hayes                 By: /s/ Jeffry D. Swanson
-----------------------------           ----------------------------------
Name: Peter Hayes, President        Name: Jeffry D. Swanson
                                         ---------------------------------
                                    Title: Vice President
                                           -------------------------------

Agreed as to release provided for in Exhibit 2.2(iii), representation contained in Article V hereof, and restrictions in Section 6.7(C) Non-Compete

/s/ Reuven D. Dessler
---------------------------
Reuven D. Dessler

Agreed as to release provided for in Exhibit 2.2(iv), representation contained in Article V hereof, and restrictions in Section 6.7(C) Non-Compete


/s/ Jacob Koval
---------------------------
Jacob Koval

Agreed as to Standstill Agreement pursuant to Section 9.2 hereof.


/s/ Reuven D. Dessler
---------------------------
Reuven Dessler

/s/ Jacob Koval
---------------------------
Jacob Koval

Schottenstein Stores Corporation

By: /s/ Jeffry D. Swanson
   ------------------------------
Name: Jeffry D. Swanson
     ----------------------------
Title: Sr. Vice President
      ---------------------------

ZS Fund L.P
By: NL Sherwood & Co. L.P

     By: /s/ Robert A. Horne, V.P.
        -------------------------
             Robert A. Horne, V.P.